UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 31, 2011

Imation Corp.
(Exact name of registrant as specified in its charter)

DELAWARE	1-14310	41-1838504

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

1 IMATION WAY
OAKDALE, MINNESOTA	55128

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(651) 704-4000

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

Reference is made to the Registrant's press release discussing the Company's financial results for the quarter ended December 31, 2010, dated February 1, 2011, which is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.05. Costs Associated with Exit or Disposal Activities

On January 31, 2011, the Board of Directors approved a new $35 million restructuring authorization to increase efficiency and gain greater focus in support of the go-forward strategy. Major components of the program include charges associated with certain benefit plans, improvements to its global sourcing and distribution network, and costs associated with both further rationalization of its product lines as well as evolving skill sets to align with the new strategy.

The restructuring may result in approximately 100 positions being affected. The Company will incur approximately $35 million in restructuring and other charges, resulting in future cash expenditures of approximately $30 million. The restructuring and other charges will include severance and severance related costs of approximately $13 million, charges associated with certain benefit plans of $12 million, lease termination expenses of approximately $5 million, and other charges of approximately $5 million.

Item 8.01. Other Events

Reference is made to the Registrant's press release discussing the Company's strategic direction, dated February 1, 2011, which is furnished herewith as Exhibit 99.2 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits
     (d) Exhibits

99.1    Press Release dated February 1, 2011, announcing the Company's financial results for the quarter ended December 31, 2010

99.2    Press Release dated February 1, 2011, announcing the Company's strategic direction as a technology company focused on growth opportunities in data storage, protection and connectivity

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Imation Corp. (REGISTRANT)

Date:	February 1, 2011	By:	/s/Paul R. Zeller
Paul R. Zeller
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description of Exhibit
99.1	Press Release dated February 1, 2011, announcing the Company's financial results for the quarter ended December 31, 2010
99.2	Press Release dated February 1, 2011, announcing the Company's strategic direction as a technology company focused on growth opportunities in data storage, protection and connectivity